Exhibit 12-1
WISCONSIN ELECTRIC POWER COMPANY
STATEMENT OF COMPUTATION OF
RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)
(Millions of Dollars)

	Three Months	Twelve Months Ended
         	Ended
	3/31/03	3/31/03	12/31/02	12/31/01	12/31/00	12/31/99	12/31/98

Pretax Income	$120.5	$429.6	$416.9	$403.1	$267.9	$329.3	$280.9
Less: Undistributed equity in earnings of
unconsolidated affiliate	1.6	3.5	2.3	9.7	-	-	-
Total Pretax Income, Net	118.9	426.1	414.6	393.4	267.9	329.3	280.9

Fixed Charges
Interest on Long-Term Debt (a)	20.3	88.3	91.7	102.9	105.6	99.6	100.4
Other Interest Expense	1.3	3.7	3.2	6.8	11.9	15.1	11.8
Interest Factors of Rents
Nuclear Fuel	0.4	1.6	1.9	3.3	3.9	3.5	3.1
Long-Term Purchase Power Contract (b)	5.9	22.6	22.3	21.5	21.0	20.4	20.3
Total Fixed Charges	27.9	116.2	119.1	134.5	142.4	138.6	135.6

Earnings Before Income Taxes and Fixed Charges	$146.8	$542.3	$533.7	$527.9	$410.3	$467.9	$416.5
	====	====	====	====	====	====	====

Ratio of Earnings to Fixed Charges	5.3x	4.7x	4.5x	3.9x	2.9x	3.4x	3.1x

(a) Includes amortization of debt premium, discount and expense.
(b) Wisconsin Electric has entered into a long-term power purchase contract that is being accounted for as a capital lease.

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